Contact:  Jeff Clark
(606)-324-7196

November 15, 2013

POAGE BANKSHARES, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2013

Poage Bankshares, Inc. (NASDAQ: PBSK) (the “Company”) the holding company for Home Federal Savings and Loan Association (the “Association”), announced net income of $2.2 million, or $.69 per basic and diluted share for the fiscal year ended September 30, 2013, compared to $1.6 million, or $.51 per basic and diluted share for the fiscal year ended September 30, 2012 and net income of $398,000, or $.13 per basic and diluted share for the three months ended September 30, 2013, compared to a loss of $27,000 or $.01 per basic and diluted share for the three months ended September 30, 2012.

For the year ended September 30, 2013, net interest income after provision for loan losses was $9.3 million compared to $8.8 million for the year ended September 30, 2012.  The provision for loan losses decreased to $106,000 for the year ended September 30, 2013, from $902,000 for the year ended September 30, 2012.  Interest income decreased to $11.8 million for the year ended September 30, 2013, from $13.0 million for the year ended September 30, 2012.  Interest expense decreased to $2.3 million for the year ended September 30, 2013, from $3.3 million for the year ended September 30, 2012.  Non-interest income increased to $2.3 million for the year ended September 30, 2013, from $1.3 million for the year ended September 30, 2012.  Non-interest expense increased to $8.5 million for the year ended September 30, 2013, from $8.1 million for the year ended September 30, 2012.   For the year ended September 30, 2013, income tax expense totaled $883,000 compared to $407,000 for the year ended September 30, 2012.

Total assets at September 30, 2013 were $291.0 million compared to $317.2 million at September 30, 2012.  Cash and cash equivalents decreased to $8.2 million at September 30, 2013, from $23.4 million at September 30, 2012.   Investment securities decreased to $87.9 million at September 30, 2013, from $94.4 million at September 30, 2012.  Net loans receivable decreased to $175.5 million at September 30, 2013, from $180.0 million at September 30, 2012.  Deposits decreased to $217.3 million at September 30, 2013, from $236.4 million at September 30, 2012.  Total borrowings decreased to $13.2 million at September 30, 2013 from $17.7 million at September 30, 2012.  Stockholders’ equity decreased to $57.9 million at September 30, 2013 from $60.6 million at September 30, 2012.  This decrease was due to a decrease of $2.5 million in other comprehensive income, arising from a decrease in unrealized gain on available for sale securities and the repurchase of 155,007 shares of common stock at an aggregate cost of approximately $2.3 million, partially offset by a net income of $2.2 million.

Poage Bankshares, Inc. is the savings and loan holding company for Home Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1889 and headquartered in Ashland, Kentucky, conducts its operations from 6 full-service banking offices located in Ashland, Flatwoods, South Shore, Louisa and Greenup, Kentucky.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Poage Bankshares, Inc. and Home Federal Savings and Loan Association are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

 Selected Income Statement Data

September 30, 2012 data was derived from the 2012 form 10-K. All other information is unaudited.   (Dollars in thousands, except per share data)

	Quarter Ended September 30, 2013	Quarter Ended September 30, 2012	Year Ended September 30, 2013	Year Ended September 30, 2012

Interest income	$2,865	$3,128	$11,750	$12,983
Interest expense	493	722	2,328	3,253
Net interest income	2,372	2,406	9,422	9,730
Provision for loan losses	0	585	106	902
Net interest income after provision for loan losses	2,372	1,821	9,316	8,828
Non-interest income	401	265	2,266	1,291
Non-interest expense	2,231	2,206	8,543	8,133
Income(loss) before taxes	542	(120)	3,039	1,986
Income tax expense(benefit)	144	(93)	883	407

Net Income(loss)	$398	$(27)	$2,156	$1,579

Basic earnings per common share	$0.13	$(0.01)	$0.69	$0.51
Diluted earnings per common share	$0.13	$(0.01)	$0.69	$0.51
Average shares	3,103,347	3,104,994	3,102,436	3,105,137

Performance Ratios

	Year Ended September 30, 2013	Year Ended September 30, 2012

Return on average assets	0.71%	0.49%
Return on average equity	3.63%	2.57%
Net interest margin on average interest earning assets	3.28%	3.22%

Selected Balance Sheet Data

(Dollars in thousands, except per share data)

	Year Ended September 30, 2013	Year Ended September 30, 2012

Assets	$291,008	$317,159
Cash and cash equivalents	8,192	23,430
Investment securities	87,930	94,456
Net loans receivable	175,476	179,998
Deposits	217,340	236,472
Federal Home Loan Bank borrowings	13,230	17,672
Total stockholders’ equity	57,905	60,582
Book value per share (2)	17.28	17.96
Average stockholders’ equity to average total assets	19.94%	18.99%

Asset Quality

(Dollars in thousands)

	Year Ended September 30, 2013	Year Ended September 30, 2012

Non-performing assets (3)	$1,093	$2,309
Allowance for loan losses	1,989	2,004
Non-performing assets to total assets	0.38%	0.73%
Allowance for losses to total loans	1.12%	1.10%

(1)	Shares outstanding do not include ESOP shares not committed for release.

(2)	Total stockholders’ equity divided by shares outstanding of 3,350,916 and 3,372,375 at September 30, 2013 and 2012, respectively.

(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.